EXHIBIT 99.1

Thursday, April 22, 2021

Contact:	Jason Long, CFO and Secretary
(804) 843-2360

C&F Financial Corporation

Announces Record Net Income for First Quarter

Toano, Va., April 22, 2021—C&F Financial Corporation (the Corporation) (NASDAQ: CFFI), the one-bank holding company for C&F Bank, today reported record quarterly consolidated net income of $7.2 million for the first quarter of 2021, which represents an increase of $3.5 million, or 97 percent, as compared to the first quarter of 2020 and is the highest reported net income for the first quarter of any year in the Corporation’s history.  Adjusted net income for the first quarter of 2021 was $7.2 million, which represents an increase of $2.7 million, or 62 percent, as compared to the first quarter of 2020.

	Reported		Adjusted[1]
	For The Quarter Ended		For The Quarter Ended
Consolidated Financial Highlights (unaudited)	3/31/21	3/31/20	3/31/21	3/31/20
Net income (000's)	$7,165	$3,639	$7,165	$4,424
Earnings per share - basic and diluted	$1.92	$0.98	$1.92	$1.20
Annualized return on average assets	1.36%	0.79%	1.36%	0.96%
Annualized return on average equity	15.16%	8.27%	15.16%	10.06%

________________________

1The Corporation uses non-GAAP measures of financial performance, including adjusted net income, adjusted earnings per share, adjusted annualized return on average assets (ROA) and adjusted annualized return on average equity (ROE), to provide meaningful information about operating performance by excluding the effects of certain items that management does not expect to have an ongoing impact on consolidated net income. Adjusted net income for the first quarter of 2020 excludes the effects of merger related expenses incurred in connection with the acquisition of Peoples. For more information about these financial measures, which are not calculated in accordance with generally accepted accounting principles (GAAP), please see “Use of Certain Non-GAAP Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures,” below.

Key highlights for the first quarter of 2021 are as follows.  Comparisons are to the corresponding period in the prior year unless otherwise stated.

●	Consolidated provision for loan losses was $280,000 in the first quarter of 2021, compared to $2.7 million in the first quarter of 2020, as qualitative adjustments to reserves related to the COVID-19 pandemic increased provision for loan losses in 2020 and net charge-offs were lower in 2021;
●	The community banking segment continued assisting businesses in our communities affected by the COVID-19 pandemic through the Paycheck Protection Program (PPP), originating nearly $45.0 million in loans to approximately 600 businesses during the first quarter of 2021, after having originated $89.9 million to over 1,250 businesses during the year ended December 31, 2020;
●	Average loans outstanding at the community banking segment excluding PPP loans increased 4 percent;
●	Consolidated annualized net interest margin for the first quarter of 2021 was 4.33 percent, compared to 4.92 percent for the first quarter of 2020 and 4.57 percent for the fourth quarter of 2020. The decrease compared to the fourth quarter of 2020 was due primarily to higher average balances of excess cash as mortgage loans held for sale decreased;
●	Mortgage banking segment net income increased 65 percent for the first quarter of 2021 primarily as a result of higher margins on sales of mortgage loans, and mortgage loan originations increased from $260.4 million to $422.5 million;
●	The consumer finance segment’s net charge-off ratio fell to 0.51 percent for the first quarter of 2021 from 2.81 percent, as borrowers generally benefitted from government stimulus measures related to the COVID-19 pandemic; and
●	The consumer finance segment’s average loan yield declined due to continued competition for non-prime auto loans and growth in higher quality, lower-yielding loans, including marine and recreational vehicle loans.

Tom Cherry, President and Chief Executive Officer of C&F Financial Corporation, commented, “We are seeing encouraging signs in the economies in our markets and in our business segments in 2021.  COVID-19 vaccinations are on the rise, and people are starting to resume many types of economic activity.  Each of our business segments delivered significantly higher net income in the first quarter of 2021 compared to a year ago.  Historically low net charge-offs at our consumer finance segment and historically high mortgage loan production volume at our mortgage banking segment contributed to our record first quarter net income.  Although the community banking segment is still dealing with margin compression, we are encouraged by both loan and deposit growth as well as synergies we have realized as a result of our acquisition of Peoples in the first quarter of last year.”

Community Banking Segment.  Beginning with the first quarter of 2021, the community banking segment comprises C&F Bank and C&F Wealth Management Corporation.  Prior to the first quarter of 2021, the segment comprised only C&F Bank, and prior periods have been restated to conform to the current period presentation.  The community banking segment reported net income of $2.8 million for the first quarter of 2021, compared to $657,000 for the first quarter of 2020. Quarterly net income increased $2.1 million for the first quarter of 2021 compared to the first quarter of 2020, of which $685,000 was due to after-tax merger related expenses in the first quarter of 2020.

In addition to the effect of merger related expenses, the increase in community banking segment net income for the first quarter of 2021 compared to the first quarter of 2020 was due primarily to (1) lower provision for loan losses, (2) growth in loans and investments, funded by deposit growth, (3) lower compensation expense, primarily as a result of attrition following the acquisition of Peoples in January 2020 and (4) higher income from debit card interchange and wealth management services, partially offset by (1) lower average yields on loans, (2) lower overdraft fee income, (3) higher occupancy expense related to the opening of two financial centers in the third quarter of 2020 and (4) higher FDIC deposit insurance assessment expense, as credits available to banks with less than $10 billion in consolidated assets were used to offset assessment expense for the first quarter of 2020.

Average loans increased $126.4 million, or 14 percent, for the first quarter of 2021 compared to the same period in 2020.  This increase included $93.1 million of average balances of PPP loans.  In addition to the increase resulting from the PPP, the increase in average loans outstanding for the first quarter of 2021 compared to the same period in 2020 resulted from growth in the commercial real estate and commercial business lending segments of the loan portfolio.  Average loan yields were lower for the first quarter of 2021 compared to the same period in 2020 due primarily to changes in interest rates in 2020, resulting in repricing of variable rate loans and lower average yields on new lending, including PPP loans, as well as lower interest income on purchased credit impaired (PCI) loans.  PPP loans earn interest at a note rate of one percent as well as net origination fees that are amortized over the contractual term of the related loan or accelerated into interest income upon repayment of the loan.  Net PPP origination fees recognized in  the first quarter of 2021 were $864,000.  Since the second quarter of 2020, the community banking segment has recognized $2.4 million of net fees under the PPP, and there were unrecognized net deferred PPP fees at March 31, 2021 of $3.7 million, which are expected to be recognized primarily in 2021 and 2022. The recognition of interest income on PCI loans is based on management’s expectation of future payments of principal and interest, which is inherently uncertain. Earlier than expected repayments of certain PCI loans resulted in the recognition of additional interest income during the first quarters of 2021 and 2020. Interest income recognized on PCI loans was $517,000 and $959,000 for the first quarters of 2021 and 2020, respectively.

C&F Bank’s total nonperforming assets were $3.9 million at March 31, 2021 and December 31, 2020. Nonperforming assets at March 31, 2021 and December 31, 2020 included $3.0 million in nonaccrual loans and $907,000 in other real estate owned.  Nonaccrual loans were comprised primarily of one commercial relationship at March 31, 2021 and December 31, 2020.  The community banking segment recorded no provision for loan losses for the first quarter of 2021 compared to $1.0 million for the same period in 2020, as qualitative adjustments to reserves related to the COVID-19 pandemic and loan growth resulted in increased provision for loan losses in the first quarter of 2020.  As of March 31, 2021, compared to December 31, 2020, there have not been significant changes in the overall credit quality of the loan portfolio, although management believes that the effects of PPP loans and government stimulus may be delaying signs of credit deterioration. At March 31, 2021, compared to December 31, 2020, the allowance for loan losses remained unchanged at $15.0 million.  Management believes that the level of the allowance for loan losses is sufficient to absorb losses inherent in the portfolio.  However, if there are further challenges to the economic recovery, including a resurgence in COVID-19 cases or weaker than expected consumer spending, additional provision for loan losses may be required in future periods.

Mortgage Banking Segment.  C&F Mortgage Corporation, which comprises the mortgage banking segment, reported net income of $2.5 million for the first quarter of 2021, compared to net income of $1.5 million for the first quarter of 2020.

The increase in net income of the mortgage banking segment for the first quarter of 2021 compared to the same period in 2020 was due primarily to (1) higher gains on sales of loans as a result of higher margins on loans originated for resale, (2) higher fee income as a result of higher volume of mortgage loan originations and higher lender services volume, and (3) higher net interest income due to higher balances of loans held for sale.  Partially offsetting these factors were higher expenses, primarily tied to loan production, including compensation expense, loan processing expense and data processing expense. Mortgage loan originations for the mortgage banking segment were $422.5 million and $260.4 million for the first quarters of 2021 and 2020, respectively.  Loan production for the first quarter of 2021 was the highest reported by the mortgage banking segment for the first quarter of any calendar year in the Corporation’s history as sustained historically low interest rates on mortgage loans have contributed to an increase in volume in the broader mortgage industry.  Mortgage loan originations for the mortgage banking segment during the first quarter of 2021 for refinancings and home purchases were $235.2 million and $187.3 million, respectively, compared to $95.4 million and $165.0 million, respectively, during the first quarter of 2020.

Consumer Finance Segment.  C&F Finance Company, which comprises the consumer finance segment, reported net income of $2.5 million for the first quarter of 2021, compared to net income of $1.9 million for the first quarter of 2020.

The increase in net income of the consumer finance segment for the first quarter of 2021 compared to the same period in 2020 was due primarily to (1) lower provision for loan losses due to lower net charge-offs and qualitative adjustments to reserves that increased provision for loan losses in the first quarter of 2020 and (2) lower interest expense due to lower average cost of borrowings, partially offset by lower interest income due to lower average yields on loans. The average yield on loans for the first quarter of 2021 was lower compared to the same period in 2020 due to continued competition in the non-prime automobile loan business, including the effect of a lower interest rate environment, and the consumer finance segment’s pursuing growth in higher quality, lower yielding loans, which include prime marine and recreational vehicle (RV) loans.

The annualized net charge-off ratio for the first quarter of 2021 decreased to 0.51 percent from 2.81 percent for the first quarter of 2020. The decline reflects a lower number of charge-offs during 2021, due to improvement in loan performance, and lower losses per loan charged off as a result of a strong used car market.  Improvement in loan performance has resulted from C&F Finance Company continuing to purchase higher quality loans as well as borrowers benefitting from the government’s stimulus measures in response to the pandemic.  At March 31, 2021, total delinquent loans as a percentage of total loans was 1.56 percent, compared to 3.08 percent at December 31, 2020 and 3.38 percent at March 31, 2020. The allowance for loan losses was $23.4 million, or 7.37 percent of total loans at March 31, 2021, compared to $23.5 million, or 7.53 percent of total loans at December 31, 2020. The decrease in the level of the allowance for loan losses as a percentage of total loans is primarily a result of lower net charge-offs.  Management believes that the level of the allowance for loan losses is sufficient to absorb losses inherent in the portfolio.  However, if there are further challenges to the economic recovery, including a resurgence in COVID-19 cases, weaker than expected consumer spending or a reduction in government stimulus prior to a recovery in employment, additional provision for loan losses may be required in future periods.

Capital and Dividends.  The Corporation declared a quarterly cash dividend of 38 cents per share during the first quarter of 2021, which was paid on April 1, 2021.  This dividend represents a payout ratio of 19.8 percent of earnings per share for the first quarter of 2021.  The Board of Directors of the Corporation continually reviews the amount of cash dividends per share and the resulting dividend payout ratio in light of changes in economic conditions, current and future capital requirements, and expected future earnings.

In November 2020, the Board of Directors authorized a program, effective November 17, 2020, to repurchase up to 365,000 shares of the Corporation’s common stock through November 30, 2021. As of March 31, 2021, the Corporation has made aggregate common stock repurchases of 7,459 shares for an aggregate amount repurchased of $275,000 under the share repurchase program.

About C&F Financial Corporation.  C&F Financial Corporation’s common stock is listed for trading on The Nasdaq Stock Market under the symbol CFFI.  The common stock closed at a price of $40.81 per share on April 21, 2021.  At March 31, 2021, the book value of the Corporation was $53.78 per share and the tangible book value per share was $46.34.  For more information about the Corporation’s tangible book value per share, which is not calculated in accordance with GAAP, please see “Use of Certain Non-GAAP Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures, below.

C&F Bank operates 31 retail bank branches and three commercial loan offices located throughout the Hampton to Charlottesville corridor and the Northern Neck region in Virginia and offers full wealth management services through its subsidiary C&F Wealth Management, Inc. C&F Mortgage Corporation and its subsidiary C&F Select LLC provide mortgage loan origination services through offices located in Virginia, Maryland, North Carolina, South Carolina and West Virginia. C&F Finance Company provides automobile, marine and RV loans through indirect lending programs offered in Alabama, Colorado, Florida, Georgia, Illinois, Indiana, Iowa, Kansas, Kentucky, Maryland, Minnesota, Missouri, New Jersey, North Carolina, Ohio, Pennsylvania, South Carolina, Tennessee, Texas, Virginia and West Virginia through its offices in Richmond and Hampton, Virginia.

Additional information regarding the Corporation’s products and services, as well as access to its filings with the Securities and Exchange Commission (SEC), are available on the Corporation’s website at http://www.cffc.com.

Use of Certain Non-GAAP Financial Measures. The accounting and reporting policies of the Corporation conform to GAAP in the United States and prevailing practices in the banking industry. However, certain non-GAAP measures are used by management to supplement the evaluation of the Corporation’s performance. These include adjusted net income, adjusted earnings per share, adjusted ROE, adjusted ROA, tangible book value per share, and the following fully-taxable equivalent (FTE) measures: interest income on loans-FTE, interest income on securities-FTE, total interest income-FTE and net interest income-FTE.

Management believes that the use of these non-GAAP measures provide meaningful information about operating performance by enhancing comparability with other financial periods, other financial institutions, and between different sources of interest income. The non-GAAP measures used by management enhance comparability by excluding the effects of (1) items that do not reflect ongoing operating performance, including non-recurring gains or charges, (2) balances of intangible assets, including goodwill, that vary significantly between institutions, and (3) tax benefits that are not consistent across different opportunities for investment. These non-GAAP financial measures should not be considered an alternative to GAAP-basis financial statements, and other bank holding companies may define or calculate these or similar measures differently. A reconciliation of the non-GAAP financial measures used by the Corporation to evaluate and measure the Corporation’s performance to the most directly comparable GAAP financial measures is presented below.

Forward-Looking Statements.  This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act, as amended. These forward-looking statements are based on the beliefs of the Corporation’s management, as well as assumptions made by, and information currently available to, the Corporation’s management, and reflect management’s current views with respect to certain events that could have an impact on the Corporation’s future financial performance.  These statements, including without limitation statements made in Mr. Cherry’s quotes, relate to expectations concerning matters that are not historical fact, may express “belief,” “intention,” “expectation,” “potential” and similar expressions, and may use the words “believe,” “expect,” “anticipate,” “estimate,” “plan,” “may,” “will,” “intend,” “should,” “could,” or similar expressions.   These statements are inherently uncertain, and there can be no assurance that the underlying assumptions will prove to be accurate. Actual results could differ materially from those anticipated or implied by such statements. Forward-looking statements in this release may include, without limitation, statements regarding expected future operations and financial performance, potential effects of the COVID-19 pandemic, including on asset quality, the allowance for loan losses, provision for loan losses and interest rates, future dividend payments, strategic business initiatives and the anticipated effects thereof, including new or consolidated facilities, lending under the PPP loan program, future recognition of PPP origination fees, margin compression, technology initiatives, asset quality, credit quality, including the effect of PPP loans and government stimulus related to COVID-19 on credit quality, adequacy of allowances for loan losses and the level of future charge-offs, capital levels, the effect of future market and industry trends and the effects of future interest rate fluctuations. Factors that could have a material adverse effect on the operations and future prospects of the Corporation include, but are not limited to, changes in: (1) interest rates, such as volatility in short-term interest rates or yields on U.S. Treasury bonds and increases or volatility in mortgage interest rates, (2) general business conditions, as well as conditions within the financial markets, (3) general economic conditions, including unemployment levels, and slowdowns in economic growth, and particularly related to further and sustained economic impacts of the COVID-19 pandemic, the effectiveness of the Corporation’s efforts to respond to COVID-19, the severity and duration of the pandemic, the pace and availability of vaccinations, the pace of economic recovery when the pandemic subsides and the heightened impact it has on many of the risks described herein, (4) potential claims, damages and fines related to litigation or government actions, including litigation or actions arising from the Corporation’s participation in and administration of programs related to COVID-19, including, among other things, the PPP under the Coronavirus Aid, Recovery, and Economic Security Act, (5) the legislative/regulatory climate, regulatory initiatives with respect to financial institutions, products and services, the Consumer Financial Protection Bureau (CFPB) and the regulatory and enforcement activities of the CFPB, (6) monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, and the effect of these policies on interest rates and business in our markets, (7) the value of securities held in the Corporation’s investment portfolios, (8) the quality or composition of the loan portfolios and the value of the collateral securing those loans, (9) the inventory level and pricing of used automobiles, including sales prices of repossessed vehicles, (10) the level of net charge-offs on loans and the adequacy of our allowance for loan losses, (11) the level of indemnification losses related to mortgage loans sold, (12) demand for loan products, (13) deposit flows, (14) the strength of the Corporation’s counterparties, (15) competition from both banks and non-banks, including competition in the non-prime automobile finance markets, (16) demand for financial services in the Corporation’s market area, (17) reliance on third parties for key services, (18) the commercial and residential real estate markets, (19) demand in the secondary residential mortgage loan markets, (20) the Corporation’s technology initiatives and other strategic initiatives, (21) the Corporation’s branch expansions and consolidations, (22) cyber threats, attacks or events, (23) expansion of C&F Bank’s product offerings, and (24) accounting principles, policies and guidelines, and elections by the Corporation thereunder. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this release.  For additional information on risk factors that could affect the forward-looking statements contained herein, see the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2020 and other reports filed with the SEC.

C&F Financial Corporation

Selected Financial Information

(dollars in thousands, except for per share data)

(unaudited)

Financial Condition	3/31/2021	12/31/2020	3/31/2020
Interest-bearing deposits in other banks	$133,593	$68,927	$111,003
Investment securities - available for sale, at fair value	321,285	286,389	234,424
Loans held for sale, at fair value	177,350	214,266	125,667
Loans, net:
Community Banking segment	1,041,721	1,018,240	914,164
Mortgage Banking segment	10,501	6,271	3,681
Consumer Finance segment	293,781	288,739	286,326
Restricted stock, at cost	1,027	1,636	3,209
Total assets	2,168,638	2,086,310	1,877,292
Deposits	1,831,982	1,752,173	1,484,374
Repurchase agreements	23,926	20,455	18,391
Borrowings	55,809	55,714	141,543
Total equity	198,692	194,471	179,244

	For The
	Quarter Ended
Results of Operations	3/31/2021	3/31/2020
Interest income	$23,076	$24,778
Interest expense	2,400	4,175
Provision for loan losses:
Community Banking segment	-	1,000
Mortgage Banking segment	30	-
Consumer Finance segment	250	1,650
Noninterest income:
Gains on sales of loans	7,058	3,676
Other	7,298	3,072
Noninterest expenses:
Salaries and employee benefits	15,613	10,817
Other	9,687	9,268
Income tax expense	2,287	977
Net income	7,165	3,639

Fully-taxable equivalent (FTE) amounts[1]
Interest income on loans-FTE	21,830	22,927
Interest income on securities-FTE	1,341	1,415
Total interest income-FTE	23,217	24,940
Net interest income-FTE	20,817	20,765

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1For more information about these non-GAAP financial measures, please see “Use of Certain Non-GAAP Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures.”

	For The
	Quarter Ended
Average Balances	3/31/2021	12/31/2020	3/31/2020
Securities	$288,696	$275,489	$203,999
Loans:
Community Banking segment	1,045,876	1,039,288	919,466
Mortgage Banking segment	174,415	252,992	73,726
Consumer Finance segment	314,223	311,872	310,117
Interest-bearing deposits in other banks	125,439	38,306	189,467
Total earning assets	1,948,649	1,917,947	1,696,775
Total assets	2,101,231	2,068,545	1,847,536

Time, checking and savings deposits	1,262,933	1,211,624	1,145,209
Borrowings	76,940	117,091	165,261
Total interest-bearing liabilities	1,339,873	1,328,715	1,310,470
Noninterest-bearing demand deposits	515,782	500,028	321,838
Total equity	189,105	182,529	175,925

Annualized Average Yields and Rates
Loans:
Community Banking segment	4.44%	4.68%	5.32%
Mortgage Banking segment	2.62	2.66	3.61
Consumer Finance segment	11.94	12.16	13.10
Deposits	0.54	0.65	1.01
Net interest margin	4.33	4.57	4.92

Asset Quality	3/31/2021	12/31/2020	3/31/2020
Community Banking
Loans, excluding purchased loans and PPP loans	$870,811	$862,917	$790,852
Purchased performing loans[1]	77,491	87,096	125,528
Purchased credit impaired loans[1]	5,878	6,359	9,219
PPP loans[2]	102,573	76,527	-
Total loans	$1,056,753	$1,032,899	$925,599

Total nonaccrual loans[3]	$2,956	$2,971	$1,875
Other real estate owned (OREO)[4]	907	907	1,103
Total nonperforming assets	$3,863	$3,878	$2,978

Accruing loans past due for 90 days or more	$145	$145	$9

Troubled debt restructurings (TDRs)[3]	$3,000	$3,575	$4,173

Allowance for loan losses (ALL)	$15,032	$15,035	$11,434
Nonperforming assets to loans and OREO	0.37%	0.38%	0.32%
ALL to total loans, excluding purchased credit impaired loans[5]	1.43%	1.46%	1.25%
ALL to total loans, excluding purchased loans and PPP loans	1.73%	1.74%	1.45%
ALL to total nonaccrual loans	508.53%	506.06%	609.81%
Annualized net charge-offs to average loans	0.01%	0.01%	0.01%

Mortgage Banking
Nonaccrual loans	$30	$31	$33
Total Loans	$11,139	$7,255	$4,279
ALL	$638	$608	$598
Nonperforming loans to total loans	0.27%	0.43%	0.77%
ALL to total loans	5.73%	8.38%	13.98%

Consumer Finance
Nonaccrual loans	$182	$402	$377
Repossessed automobiles available for sale	$156	$291	$496
Accruing loans past due for 90 days or more	$-	$-	$-
Total loans	$317,144	$312,252	$307,591
ALL	$23,363	$23,513	$21,266
Nonaccrual loans to total loans	0.06%	0.13%	0.12%
ALL to total loans	7.37%	7.53%	6.91%
Annualized net charge-offs to average total loans	0.51%	1.54%	2.81%

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1	Acquired loans are tracked in two separate categories: “purchased performing” and “purchased credit impaired.” The remaining discount for purchased performing loans was $1.5 million at 3/31/21, $1.8 million at 12/31/20 and $2.6 million at 3/31/20. The remaining discount for purchased credit impaired loans was $5.6 million at 3/31/21, $5.9 million at 12/31/20 and $10.9 million at 3/31/20.
2	The principal amount of outstanding PPP loans was $106.3 million at 3/31/21 and $78.7 million at 12/31/20.
3	Total nonaccrual loans include nonaccrual TDRs of $301,000 at 3/31/21, $257,000 at 12/31/20 and $335,000 at 3/31/20.
4	Includes $835,000 for all periods presented related to the land and buildings of the Bellgrade branch, which was consolidated into a nearby branch in 2019.
5	The ratio of ALL to total loans, excluding purchased credit impaired loans, includes purchased performing loans and loans originated under the PPP for which no allowance for loan losses is required.

	For The
	Quarter Ended
Other Performance Data	3/31/2021	3/31/2020
Net Income (Loss):
Community Banking	$2,793	$657
Mortgage Banking	2,545	1,543
Consumer Finance	2,527	1,930
Other	(700)	(491)
Total	7,165	3,639

Net income attributable to C&F Financial Corporation	$7,061	$3,578

Earnings per share - basic and diluted	$1.92	$0.98
Weighted average shares outstanding - basic and diluted	3,676,067	3,644,614

Annualized return on average assets	1.36%	0.79%
Annualized return on average equity	15.16%	8.27%
Dividends declared per share	$0.38	$0.38

Mortgage loan originations - Mortgage Banking	422,503	260,350
Mortgage loans sold - Mortgage Banking	458,183	226,038

Market Ratios	3/31/2021	12/31/2020
Market value per share	$44.29	$37.11
Book value per share	$53.78	$52.80
Price to book value ratio	0.82	0.70
Tangible book value per share[1]	$46.34	$45.32
Price to tangible book value ratio[1]	0.96	0.82
Price to earnings ratio (ttm)	6.30	6.09

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[1]	For more information about these non-GAAP financial measures, please see “Use of Certain Non-GAAP Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures.”

			Minimum Capital
Capital Ratios	3/31/2021	12/31/2020	Requirements[3]
C&F Financial Corporation[1]
Total capital (to risk-weighted assets)	15.7%	15.2%	8.0%
Tier 1 capital (to risk-weighted assets)	12.9%	12.5%	6.0%
Common equity tier 1 capital (to risk-weighted assets)	11.3%	10.9%	4.5%
Tier 1 capital (to average assets)	9.8%	9.6%	4.0%

C&F Bank[2]
Total capital (to risk-weighted assets)	14.2%	13.8%	8.0%
Tier 1 capital (to risk-weighted assets)	13.0%	12.5%	6.0%
Common equity tier 1 capital (to risk-weighted assets)	13.0%	12.5%	4.5%
Tier 1 capital (to average assets)	9.8%	9.6%	4.0%

________________________

[1]

The Corporation, a small bank holding company under applicable regulations and guidance, is not subject to the minimum regulatory capital regulations for bank holding companies. The regulatory requirements that apply to bank holding companies that are subject to regulatory capital requirements are presented above, along with the Corporation’s capital ratios as determined under those regulations.

[2]	All ratios at March 31, 2021 are estimates and subject to change pending regulatory filings. All ratios at December 31, 2020 are presented as filed.
[3]	The ratios presented for minimum capital requirements are those to be considered adequately capitalized.

	For The
	Quarter Ended
Reconciliation of Certain Non-GAAP Financial Measures	3/31/2021	3/31/2020

Adjusted Net Income and Earnings Per Share
Net income, as reported	$7,165	$3,639
Merger related expenses[1]	-	785
Adjusted net income	$7,165	$4,424

Weighted average shares - basic and diluted	3,676,067	3,644,614

Earnings per share - basic and diluted, as reported	$1.92	$0.98
Merger related expenses	-	0.22
Adjusted earnings per share - basic and diluted	$1.92	$1.20

Adjusted Return on Average Equity (ROE)
Average total equity, as reported	$189,105	$175,925

Annualized ROE, as reported	15.16%	8.27%
Adjusted annualized ROE	15.16%	10.06%

Adjusted Return on Average Assets (ROA)
Average assets, as reported	$2,101,231	$1,847,536

Annualized ROA, as reported	1.36%	0.79%
Adjusted annualized ROA	1.36%	0.96%

Fully Taxable Equivalent Net Interest Income[2]
Interest income on loans	$21,813	$22,897
FTE adjustment	17	30
FTE interest income on loans	$21,830	$22,927

Interest income on securities	$1,217	$1,283
FTE adjustment	124	132
FTE interest income on securities	$1,341	$1,415

Total interest income	$23,076	$24,778
FTE adjustment	141	162
FTE interest income	$23,217	$24,940

Net interest income	$20,676	$20,603
FTE adjustment	141	162
FTE net interest income	$20,817	$20,765

________________________

1	Merger related expenses are net of related income tax benefits of $172,000 for the quarter ended March 31, 2020.
2	Assuming a tax rate of 21%.

	3/31/2021	12/31/2020
Tangible Book Value Per Share
Equity attributable to C&F Financial Corporation	$198,069	$193,805
Less goodwill	25,191	25,191
Less other intangible assets	2,213	2,291
Tangible equity attributable to C&F Financial Corporation	$170,665	$166,323

Shares outstanding	3,683,015	3,670,301

Book value per share	$53.78	$52.80
Tangible book value per share	$46.34	$45.32